Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

November 1, 2016

Royal Bank of Canada,
        200 Bay Street,
               Royal Bank Plaza,
                       Toronto, Ontario,
                                Canada M5J 2J5.

Ladies and Gentlemen:

We are acting as special United States federal taxation counsel to Royal Bank of Canada (the “Bank”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”) as described in the Pricing Supplement dated October 31, 2016 (the “Pricing Supplement”) to the Prospectus Supplement dated January 8, 2016 and the Prospectus dated January 8, 2016 (the “Prospectus”) contained in the Registration Statement on Form F-3, File No. 333-208507 (the “Registration Statement”).  We hereby confirm to you that the statements of U.S. tax law set forth under the heading “U.S. Federal Income Tax Considerations” in the Pricing Supplement are our opinion and constitute a fair and accurate summary of the material tax consequences of owning the Notes, subject to the limitations and exceptions set forth in the Pricing Supplement and the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K incorporated by reference in the Registration Statement, and to the reference to our opinion in the Pricing Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Sullivan & Cromwell LLP

Annex A

Title of Note	Date of Pricing Supplement	Date of Issue of Note
$120,000,000 Senior Floating Rate Notes, Due October 31, 2018	October 31, 2016	November 1, 2016